RULE 424(b)(2)
                                                  REGISTRATION NO. 33-56207


PRICING SUPPLEMENT NO. 62              TO PROSPECTUS DATED NOVEMBER 3, 1994
                                       (As supplemented November 17, 1994)


                           IBM CREDIT CORPORATION

                             MEDIUM-TERM NOTES

                            (Floating Rate Note)

             (Due from 9 months to 30 years from date of issue)


Designation:  Floating Rate                        Original Issue Date:
  Medium-Term Notes Due                            November 6, 1995
  November 6, 1996

Principal Amount:  $100,000,000                    Maturity Date:
                                                   November 6, 1996


Issue Price (as a percentage of                    Regular Record Dates:
  Principal Amount):  100%                           Fifteenth calendar day
                                                     whether or not a
                                                     Business Day prior to
                                                     the corresponding
                                                     Interest Payment Date


Interest Rate Base:  LIBOR                         Interest Payment Dates:
                                                     February 21, 1996, May
Designated LIBOR Page:  Telerate                     15, 1996, August 21,
 Page 3750                                           1996 and the Maturity
                                                     Date
Spread:  Minus 12 basis points

Initial Interest Rate: 5.78625%                    Interest Reset Dates:
                                                     February 21, 1996, May
                                                     15, 1996 and August 21,
                                                     1996
Redemption Provisions:  None
                                                   Interest Reset Period:
Commission or Discount (as a percentage              Quarterly, commencing
  of Principal Amount): None                         with and including each
                                                     Interest Reset Date, to,
CUSIP:  44922L Y26                                   but excluding, the
                                                     immediately following
                                                     Interest Reset Date


Index Maturity:  3 months                           Form:  [X] Book-Entry
                                                           [ ] Certificated

          This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

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                                  INTEREST

          The Notes will bear interest at a rate reset on the Interest Reset Dates specified above. The interest rate in effect from the original Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined as LIBOR minus a spread of 12 basis points.

          Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be Morgan Stanley & Co. Incorporated.

          If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day, unless that day falls in the next calendar month, in which case such date will be advanced to the first preceding day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York which also is a London Banking Day. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                            PLAN OF DISTRIBUTION

          The Notes will be sold to Morgan Stanley & Co. Incorporated for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  November 1, 1995